Contact: Thomas M. Dougherty
                  President and Chief Executive Officer
                  404-525-7272


             AIRGATE PCS, INC. APPOINTS NEW CHIEF FINANCIAL OFFICER

ATLANTA (October 21, 2002) - AirGate PCS, Inc., (Nasdaq/NM: PCSA), a Sprint PCS Network Partner, today announced that it has appointed William H. Seippel as vice president and chief financial officer. Mr. Seippel replaces Alan B. Catherall who is leaving the Company to pursue other business interests.

Prior to joining AirGate, Seippel served as chief financial officer and chief operating officer for Digital Commerce Corporation, a B2B e-commerce purchasing solutions provider. His previous positions include executive vice president and chief financial officer for Global Telesystems, an Internet and telecom solutions provider to 20 European countries, and vice president of finance and chief financial officer of Landmark Graphics Corporation, a provider of software solutions for the oil and gas exploration industry. He received a Bachelor of Science degree from George Mason University, where he currently serves on the board of the business school. Seippel also has an MBA degree from American University.

"Will Seippel brings extensive management and financial experience to AirGate," said Thomas M. Dougherty, president and chief executive officer of AirGate PCS. "His wide-ranging background in finance makes him a great addition to our team as we move from a start-up to a more operational stage focused on providing quality Sprint PCS products and services in the most efficient manner possible.

"Alan Catherall has played a critical role in leading AirGate's growth since he joined the Company in 1998," said Dougherty. "During his tenure, AirGate became the first public affiliate of any wireless carrier, raising more than $400 million in debt and equity, and growing from a 15-person start-up to a company with over 900 employees and anticipated fiscal year revenues in excess of $400 million. His contributions have been invaluable and we wish Alan the very best in his new endeavors."

About AirGate PCS
AirGate PCS, Inc., including its subsidiaries, is the Sprint PCS Network Partner with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within seven states located in the Southeastern and Midwestern United States. The territories include over 14.6 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa. AirGate PCS is among the largest Sprint PCS Network Partners. As a Sprint PCS Network Partner, AirGate PCS operates its own local portion of Sprint's PCS network to exclusively provide 100% digital, 100% PCS products and services under the Sprint name in its territories.

About Sprint
Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 75,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies

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